Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY REPORTS

FISCAL 2010 THIRD QUARTER RESULTS

San Francisco, CA – March 4, 2010 – Del Monte Foods Company (NYSE: DLM):

Announcement Highlights

•	Third quarter net sales growth of 7.5% driven primarily by strong volume gains across the portfolio.

•	Third quarter EPS of $0.28 (including $0.06 of costs related to the refinancing of the Senior Credit Facility) vs. $0.30 in the prior year.

o	Q3 F10 EPS reflects topline strength, lower costs, and consistent with the Company’s Accelerated Growth Plan a 92% year-over-year increase in marketing investment.

•	Company increases F10 earnings and cash flow guidance; updates net sales guidance:

o

Diluted EPS from continuing operations is now expected to be $1.07-$1.11 (which includes $0.11 of debt refinancing costs), compared to prior expectations of $0.93-$0.97 (which included $0.05 of debt refinancing costs).

o	Cash from operations less cash from investing is now expected to be $225-$235 million, compared to prior expectations of $195-$205 million.

o	Operating margin is now expected to be 12.3%-13.3% compared to prior expectations of 10.6%-11.6%.

o	Net sales growth is now expected at the lower end of the Company’s 4%-6% range.

Del Monte Foods Third Quarter Results

Del Monte Foods (the “Company”) today reported net sales for the third quarter fiscal 2010 of $1,013.2 million compared to $942.3 million last year, an increase of 7.5%. Income from continuing operations was $57.2 million, or $0.28 earnings per share from continuing operations (EPS), compared to $59.6 million, or $0.30 EPS in the previous year. Results for the third quarter fiscal 2010 include pretax costs of ~$21 million ($0.06 EPS) related to the Company’s refinancing of its Senior Credit Facility.

“Del Monte delivered a strong third quarter, with financial results ahead of our expectations,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods Company. “Our brands are performing well across the portfolio, driving volume gains and share improvements. We have nearly doubled our marketing investment this quarter versus the prior year to strengthen our key equities. Our investment in our brands, which is focused in the second half of fiscal 2010, will provide momentum as we enter fiscal 2011. Our productivity initiative is on target to produce $80 million in savings for the fiscal year as we generated ~$24 million in productivity savings in the third quarter. In sum, we successfully executed our Accelerated Growth Plan strategy, with the strategic initiatives tracking to, if not better than, plan.”

Continued Mr. Wolford, “As we look to the remainder of fiscal 2010, we continue to expect that the fourth quarter net sales and earnings will be down year-over-year, primarily due to the 53rd week included in fiscal 2009. However, based on the over-delivery of results in the third quarter fiscal 2010 and our revised outlook for full-year costs, we are increasing our EPS target range for fiscal 2010. Our expectations of over 40% EPS growth place Del Monte at the top of its peer set.”

The 7.5% increase in net sales for the quarter reflects strong topline growth driven primarily by strong unit volume gains from existing products in both Consumer and Pet Products, and new product volume growth. Fiscal 2009 Pet Product pricing actions partially offset by the impact of volume elasticity (the volume decline associated with price increases) also benefited the topline. These gains were partially offset by increased trade spend.

Third quarter EPS of $0.28 was down $0.02 from third quarter fiscal 2009 EPS of $0.30, driven primarily by $0.06 of refinancing costs related to the Company’s Senior Credit Facility (which impacted other expense and interest expense). The strength of the topline and lower costs (primarily from productivity savings, lower transportation-related costs and lower Pet ingredient costs) were partially offset by a ~90% increase in marketing investment consistent with the Company’s Accelerated Growth Plan. Higher G&A expense (primarily employee-related costs) negatively impacted EPS.

Reportable Segments – Third Quarter Results

Pet Products

For the third quarter, Pet Products net sales were $468.8 million, an increase of 8.3% over net sales of $433.0 million in the prior year period. The increase in Pet Products net sales was driven primarily by strong unit volume growth from existing products (primarily in dry dog food and pet snacks). The benefit of fiscal 2009 pricing actions partially offset by volume elasticity also benefitted the topline. These gains were partially offset by increased trade spend.

Pet Products operating income exceeded expectations, increasing 19.3% from $76.7 million in third quarter fiscal 2009 to $91.5 million in third quarter fiscal 2010. The strength of the topline, significantly lower costs (primarily from productivity savings, lower Pet ingredient costs, and lower transportation-related costs) and positive mix were partially offset by over three times higher marketing investment related to advertising campaigns across core Pet brands (Milk-Bone, Kibbles ‘n Bits, Meow Mix, and Pup-Peroni).

Consumer Products

For the third quarter, Consumer Products net sales were $544.4 million, an increase of 6.9% over net sales of $509.3 million in the prior year period. The increase in Consumer Products net sales was driven primarily by strong unit volume growth from existing products (primarily in vegetables and fruit). New product volume, primarily from Del Monte Fruit Chillers and No Salt Added vegetable products, also benefited the topline. These gains were partially offset by increased trade spend.

Consumer Products achieved its objective of driving topline growth and gaining share, and generated operating income ahead of Company expectations, primarily as a result of the successful execution of its trade promotion strategy during the key holiday season. Consumer Products operating income was essentially flat year-over-year, primarily due to this increased trade spend. Operating margins were strong at 12.7% and above average historical levels. Operating income was $69.0 million in the third quarter fiscal 2009 compared to $69.3 million in the third quarter fiscal 2010.

Third Quarter EPS

Q3A
Fiscal 2010	$0.28
Includes:
Costs related to refinancing of Senior Credit Facility	($0.06)

Fiscal 2009	$0.30

Del Monte Foods Nine Months Ended January 31, 2010 Results

The Company reported net sales for the first nine months of fiscal 2010 of $2,785.8 million compared to $2,569.5 million last year, an increase of 8.4%. Income from continuing operations was $178.7 million, or $0.89 EPS, compared to $78.9 million, or $0.40 EPS in the previous year. Results for the nine months ended January 31, 2010 include pre-tax costs of ~$17 million ($0.05 EPS) relating to the Company’s closed notes offering and tender offer and ~$21 million ($0.06 EPS) relating to the refinancing of the Company’s Senior Credit Facility.

The 8.4% increase in net sales was driven primarily by strong base unit volume gains across the portfolio. Fiscal 2009 pricing actions, partially offset by the impact of elasticity, as well as new product volume growth (primarily in Consumer Products) also benefited the topline. These gains were partially offset by increased trade spend.

EPS for the first nine months of fiscal 2010 of $0.89 (including ~$0.11 EPS relating to the closed notes and tender offer as well as the refinancing of the Senior Credit Facility) increased $0.49 from the first nine months of fiscal 2009 EPS of $0.40. The significant increase was driven primarily by the benefit of the topline, as well as lower costs (primarily related to productivity savings, lower Pet ingredient costs, and lower transportation-related costs). These gains were partially offset by a ~50% increase in marketing investment consistent with the Company’s Accelerated Growth Plan. The Company also benefitted from lower hedge mark-to-market losses and lower foreign currency exchange rate losses. Higher interest expense and higher other expense (driven by $0.11 of debt refinancing costs relating to the refinancing of the Company’s Senior Credit Facility and the Company’s closed notes and tender offer), higher G&A costs, and a higher tax rate negatively impacted EPS.

First Nine Months EPS

Q1 + Q2 + Q3 A
Fiscal 2010	$0.89
Includes:
Costs related to the refinancing of Senior Credit Facility and 7 1/2% notes offering and 8 5/8% notes tender offer	($0.11)

Q1 + Q2 + Q3 A
Fiscal 2009	$0.40

Outlook

Fourth Quarter Fiscal 2010

Consistent with prior expectations, the Company expects net sales and EPS for the fiscal 2010 fourth quarter to be less than the prior year, primarily due to the absence of the 53rd week. The absence of the extra week is expected to impact fourth quarter fiscal 2010 net sales by ~8% and also impact EPS.

Fiscal 2010

The Company is increasing its Fiscal 2010 operating margin target to 12.3% to 13.3% compared to prior expectations of 10.6% to 11.6%, primarily due to lower expected costs than originally anticipated and improved product mix expectations (primarily driven by Pet Products). The Company now expects net sales growth to be at the lower end of its 4% to 6% target, primarily due to reduced expectations regarding sales of lower margin products. Fiscal 2009 net sales were $3,626.9 million.

The Company is increasing its target for fiscal 2010 diluted EPS from continuing operations to $1.07 to $1.11, which includes a total of $0.11 related to refinancing activities. This compares to its previous EPS target of $0.93 to $0.97 (which included $0.05 relating to the closed 7 1/2% notes offering and 8 5/8% notes tender offer). The Company reported $0.74 diluted EPS from continuing operations in fiscal 2009.

Fiscal 2010 EPS Guidance

	F10 Guidance	F09A
	$1.07 to $1.11	$0.74
Includes:
Costs related to 7 1/ 2% notes offering and 8 5/8% notes tender offer	($0.05)	—
Costs related to refinancing of Senior Credit Facility	($0.06)	—

In fiscal 2010, the Company now expects cash provided by operating activities, less cash used in investing activities to be approximately $225 to $235 million, compared to previous expectations of $195 to $205 million. Adjusted cash flow1 for fiscal 2009 was $167 million. Cash provided by operating activities, less cash used in investing activities, was $478 million for fiscal 2009 and is inclusive of the proceeds from the sale of the seafood business, including StarKist.

1 Del Monte defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow as a financial measure which, in general, excludes the impact of large acquisitions or divestitures on the consolidated statement of cash flows for the period. Adjusted cash flow for F09 excludes approximately $310 million relating to the sale of the seafood business, including StarKist.

Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2010 third quarter results, fiscal 2010 outlook and long-term outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q3 2010 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

Non-GAAP Financial Measures

Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 results to its fiscal 2010 guidance exclude the impact of the sale of the seafood business (including Starkist) on the fiscal 2009 consolidated statement of cash flows. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities, as a financial measure. Additionally, Del Monte uses adjusted cash flow as a financial measure to compare its fiscal 2010 guidance to its fiscal 2009 cash flow or to otherwise compare cash flow year-over-year. Del Monte uses this non-GAAP financial measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and generally provides year-over-year comparisons on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Del Monte Foods Company

Reconciliations of Non-GAAP Financial Measures

(in millions)

	Fiscal Year
	2010E	2009
Net cash provided by operating activities, as reported (GAAP)	$330-335	$200.6

Net cash provided by (used in) investing activities, as reported (GAAP)	(100-105)	277.1

Cash flow	225-235	477.7

Cash flow impact of large acquisition (divestiture) transactions[1]	—	(310.5)

Cash flow, as adjusted	$225-235	$167.2

1Cash flow impact of large divestiture transactions consists of:

Fiscal Year
2009
Net proceeds from disposal of assets (large divestiture)	$365.8
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	—
Working capital reflected in purchase price proceeds due to timing of closing	(23.0)
Cash tax payments related to asset sale paid during the period	(32.3)

$310.5

Forward-Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives.

Factors that could cause actual results to differ materially from those described in this press release include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; our debt levels and ability to service or reduce our debt and comply with covenants; disruptions in the financial markets; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing consumer and pet preferences; performance of our pet products business and produce sales; our ability to maintain or grow revenues or reduce overhead costs, particularly in connection with any termination of the Operating Services Agreement, dated as of October 6, 2008, between Del Monte Corporation and Starkist Co.; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; pension costs and funding requirements; impairments in the carrying value of goodwill or other intangible assets; transformative plans; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing and distribution, particularly any disruption in or shortage of seasonal pack; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; any accelerated departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; general economic and business conditions; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Under the Company’s September 2007 $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2010. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.

Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 31, 2010	January 25, 2009	January 31, 2010	January 25, 2009
	(unaudited)
Net sales	$1,013.2	$942.3	$2,785.8	$2,569.5
Cost of products sold	677.2	659.8	1,880.7	1,893.1

Gross profit	336.0	282.5	905.1	676.4
Selling, general and administrative expense	197.6	149.0	505.2	450.1

Operating income	138.4	133.5	399.9	226.3
Interest expense	31.7	27.4	96.9	85.1
Other expense	15.5	7.9	18.2	18.8

Income from continuing operations before income taxes	91.2	98.2	284.8	122.4
Provision for income taxes	34.0	38.6	106.1	43.5

Income from continuing operations	57.2	59.6	178.7	78.9

Income (loss) from discontinued operations before income taxes	1.4	(5.3)	0.9	34.4
Provision (benefit) for income taxes	(0.8)	(6.2)	(1.0)	12.5

Income from discontinued operations	2.2	0.9	1.9	21.9

Net income	$59.4	$60.5	$180.6	$100.8

Earnings per common share
Basic:
Basic Average Shares	199.1	198.3	198.8	198.0
Continuing operations	$0.29	$0.30	$0.90	$0.40
Discontinued operations	0.01	—	0.01	0.11

Total	$0.30	$0.30	$0.91	$0.51

Diluted:
Diluted Average Shares	202.9	198.5	201.1	198.3
Continuing operations	$0.28	$0.30	$0.89	$0.40
Discontinued operations	0.01	—	0.01	0.11

Total	$0.29	$0.30	$0.90	$0.51

Del Monte Foods Company—Selected Financial Information

Net Sales by Segment

(in millions)

	Three Months Ended		Nine Months Ended
	January 31,	January 25,	January 31,	January 25,
Net Sales:	2010	2009	2010	2009
	(unaudited)		(unaudited)
Consumer Products	$544.4	$509.3	$1,482.6	$1,384.7
Pet Products	468.8	433.0	1,303.2	1,184.8

Total company	$1,013.2	$942.3	$2,785.8	$2,569.5

Operating Income by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	January 31,	January 25,	January 31,	January 25,
Operating Income:	2010	2009	2010	2009
	(unaudited)		(unaudited)
Consumer Products	$69.3	$69.0	$173.9	$124.6
Pet Products	91.5	76.7	279.1	137.8
Corporate (a)	(22.4)	(12.2)	(53.1)	(36.1)

Total company	$138.4	$133.5	$399.9	$226.3

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except per share data)

	January 31, 2010	May 3, 2009
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$17.9	$142.7
Trade accounts receivable, net of allowance	215.3	188.5
Inventories	885.8	677.4
Prepaid expenses and other current assets	93.3	138.6

TOTAL CURRENT ASSETS	1,212.3	1,147.2

Property, plant and equipment, net	636.4	642.6
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,164.6	1,171.5
Other assets, net	35.5	22.3

TOTAL ASSETS	$4,386.5	$4,321.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$565.1	$472.4
Short-term borrowings	42.9	2.3
Current portion of long-term debt	30.0	32.3

TOTAL CURRENT LIABILITIES	638.0	507.0

Long-term debt	1,262.5	1,525.9
Deferred tax liabilities	446.8	390.5
Other non-current liabilities	245.4	291.4

TOTAL LIABILITIES	2,592.7	2,714.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 215.7 issued and 198.3 outstanding at January 31, 2010 and 215.1 issued and 197.7 outstanding at May 3, 2009)	$2.2	$2.1
Additional paid-in capital	1,069.8	1,047.5
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(24.4)	(38.4)
Retained earnings	929.3	778.4

TOTAL STOCKHOLDERS’ EQUITY	1,793.8	1,606.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,386.5	$4,321.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Nine Months Ended
	January 31, 2010	January 25, 2009
	(unaudited)
OPERATING ACTIVITIES:
Net income	$180.6	$100.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	74.0	77.5
Deferred taxes	35.1	7.5
Write off of debt issuance cost and loss on debt refinancing	24.8	—
(Gain) loss on asset disposals	1.2	(27.4)
Stock compensation expense	15.3	8.1
Discontinuation of hedge accounting for interest rate swap	13.4	—
Other non-cash items, net	5.5	2.7
Changes in operating assets and liabilities	(115.7)	(258.1)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	234.2	(88.9)

INVESTING ACTIVITIES:
Capital expenditures	(65.6)	(55.5)
Net proceeds from disposal of assets	—	343.1

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(65.6)	287.6

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	194.3	501.6
Payments on short-term borrowings	(152.5)	(364.8)
Proceeds from long-term borrowings	1,042.2	—
Principal payments on long-term debt	(1,308.2)	(327.2)
Payment of debt-related costs	(43.6)	—
Dividends paid	(27.7)	(23.7)
Issuance of common stock	2.8	2.1
Excess tax benefits from stock-based compensation	0.6	—

NET CASH USED IN FINANCING ACTIVITIES	(292.1)	(212.0)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.1

NET CHANGE IN CASH AND CASH EQUIVALENTS	(124.8)	(13.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	142.7	25.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17.9	$12.5

# # #

CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com